                                                                 EXHIBIT 10.38.1
                                                                 ---------------

                                   ADDENDUM
                                      To
                            DISTRIBUTION AGREEMENT


The Distribution Agreement between RHONE MERIEUX, France ("RM") SYNBIOTICS CORPORATION ("SYNBIOTICS"), dated July 10, 1990 "Agreement"), is amended as follows:

1. The scheduled expiration date of the Agreement is amended to be December 31, 1999 with the understanding that both parties are willing in good faith to discuss extending this agreement through December 31, 2004.

2. RM shall have the non-exclusive right to distribute SYNBIOTICS' VacSYN/FeLV vaccine in South Africa.

3. SYNBIOTICS is guaranteed the purchase of minimum doses, pursuant to (S)7.2 of the Agreement (as hereunder amended) only in markets exclusive to RM. Current markets exclusive to RM are (i) France (for the duration of the Agreement) and (ii) the United Kingdom (for three (3) years post-licensure of VacSYN/FeLV/TM/. All other markets are non-exclusive.

    For non exclusive markets, SYNBIOTICS and RM will, three months before the beginning of each year, after significant consultation, set sales goals (quantities, average transfer price, ...), on a global basis.

    If RM reaches these global sales goals, a [*] rebate on net sales occurring in each country will be due to RM within sixty (60) days of the end of each calendar year in which the Agreement is in effect.

4. The second paragraph of (S)1.2 of the Agreement shall be amended in its entirety to read as follows:

    "Under the condition that SYNBIOTICS is unsuccessful in developing an FIV and/or FIP combination vaccine, RM rejects its right of first refusal as identified above, RM may combine these antigens with VacSYN/FeLV/TM/. If RM chooses to market these combination antigens with other than SYNBIOTICS' FIV and/or FIP antigen, then SYNBIOTICS would be free to market its combination product with other marketing partners in the Territory. RM has the right to develop its own FeLV products to be used in a RM combination product for the Territory subject to Section 6.3 of this Agreement. RM has the right at its option to combine any of its feline antigens with the VacSYN/FeLV/TM/ product for the Territory."

5. Section 6.3 of the Agreement shall be amended in its entirety to read as follows:

    "6.3 RM has the right to develop its own FeLV products to be used in a RM combination product in each exclusive Territory and in a RM monovalent or combination product in each non-exclusive Territory. RM will provide SYNBIOTICS three (3) year's notice of its intent to use its own FeLV. Regardless of development of its own product RM will continue to promote and sell the SYNBIOTICS's VacSYN/FeLV/TM/ product in the Territory. If and when RM use a combination product, RM's rights in any Territory then considered exclusive shall become non-exclusive upon the date of the relevant product registration."

-------------------
[*] Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6. Section 6.5 of the Agreement shall be amended in its entirety to read as follows:

    "6.5 At the termination of the Agreement or when RM withdraws from a market, SYNBIOTICS will own all the regulatory licensure rights and RM will assist SYNBIOTICS to the extent required to have these regulation licenses issued in SYNBIOTICS' name. However, RM shall in no case be obliged to conduct any additional works in order to complete or amend the available registration dossiers."

7.  a)    The first paragraph of section 7.2 of the Agreement is amended as follows:

          "7.2. For the exclusive markets, RM will guarantee the purchase from SYNBIOTICS of the following minimum doses of the Product:

                 Sales Period          Nr of Doses     Transfer Price
                 ------------          -----------     --------------
                 For November 1996
                 to 31 December 1997:      [*]         [*] per dose

                 For each following
                 calendar year:            [*]         to be discussed and
                                                       agreed 3 months before
                                                       the beginning of the
                                                       relevant year.

                 The agreed prices could be renegotiated at any time in case of important changes in the economical conditions and competition situation in the markets."

    b) The second paragraph of Section 7.2 of the Agreement (from "The third twelve months ... to ... doses from year two") is deleted and replaced by:

               "The hereabove minimum guaranteed quantities will be renegotiated in good faith to reflect lost sales due to a competitive combination product entering the market and RM does not have a combination product provided internally, or by SYNBIOTICS. In addition, if due to no fault of RM, the product has not received United Kingdom approval, and/or if any registration or approval is cancelled or suspended in any exclusive market, the guaranteed minimum purchases, and/or the whole Agreement if necessary, will be renegotiated in good faith to reflect the new situation so created."

8. All capitalized terms shall have the same meaning as set forth in the Agreement, unless otherwise defined herein.

9. All the section of this addendum shall become effective upon the end of the present contractual term, on October 24, 1996, except section 2 hereabove which is effective immediately upon the date of signature of this Addendum.

10. Except as expressly amended by this Addendum, the Agreement remains unchanged and in full force and effect. This Addendum may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Addendum in San Diego, California on April 11, 1996.


RHONE MERIEUX, FRANCE


By:    /s/ GUY MAHLER
       ------------------------
Title:


SYNBIOTICS CORPORATION

By:    /s/ ROBERT L. WIDERKEHR
       ------------------------
Title: President and Chief Executive Officer